UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 3, 2012

Radian Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see  General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

On December 3, 2012, Radian Group Inc. issued a press release announcing the commencement of an offer to eligible holders to exchange any and all of its outstanding 5.375% Senior Notes due June 2015 (“Old Notes”) for a new series of 9.000% Senior Notes due June 2017 and additional cash consideration, in certain circumstances (the “Exchange Offer”), for purposes of improving its debt maturity profile. As noted in the press release, $250 million aggregate principal amount of the Old Notes are outstanding and one of the holders of the Old Notes has agreed to tender, subject to customary conditions, an aggregate principal amount of $167 million of such notes in the Exchange Offer.  A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8–K.

This disclosure does not constitute an offer to purchase, the solicitation of an offer to purchase, or a solicitation of tenders. This disclosure is subject in all respects to the terms and conditions set forth in the Offer to Exchange, dated December 3, 2012, and in the related Letter of Transmittal (the “Offering Documents”).  The Exchange Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Old Notes should exchange their Old Notes pursuant to the Exchange Offer. The Exchange Offer is being made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer. The Offering Documents contain important information and should be read carefully before any decision is made with respect to the Exchange Offer.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits

99.1*	Radian Group Inc. Press Release dated December 3, 2012.

__________________

* Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date:	December 3, 2012	By:	/s/ C. Robert Quint
C. Robert Quint
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Radian Group Inc. Press Release dated December 3, 2012.

*   Furnished herewith.